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                                 EXHIBIT 10.10


Revolving Business Credit Note (LIBOR - Based Interest Rate)
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Due: September 26, 2001                            $5,000,000.00

No.________________________                        Date: September 26, 2000


Promise to Pay. On or before September 26, 2001, for value received, Macatawa Bank Corporation (the "Borrower") promises to pay to Bank One, Michigan (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of FIVE MILLION DOLLARS ($5,000,000.00), or such lesser sum as is indicated on Bank records, plus interest as provided below.

Definitions.

As used in this note, the following terms have the following respective meanings.

     "Applicable Margin" means with respect to any Floating Rate Loan Bank One Michigan Prime (minus) -.875% per annum and with respect to any Eurodollar Loan 1.50% per annum.

     "Business Day" means a day other than a Saturday or Sunday, or other day that commercial banks in Detroit, Michigan are authorized or required to close under the laws of the State of Michigan and, with respect to any Eurodollar Loan, on which dealings in United States dollar deposits are carried out in the London interbank market.

     "Credit Agreement" is defined in the paragraph entitled "Credit Agreement" below.

     "Credit Facility" is defined in the paragraph entitled "Credit Facility" below.

     "Eurodollar Base Rate" means the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Bank for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers' Association Interest Settlement Rate is available to the Bank, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Eurodollar Loan and having a maturity equal to such Interest Period.

     "Eurodollar Loan" means any Loan under the Credit Facility when and to the extent that its interest rate is determined by reference to the Eurodollar Rate.

     "Eurodollar Rate" means, with respect to any Eurodollar Loan and the related Interest Period, the per annum rate that is equal to the sum of:

     (A) the Applicable Margin, plus

     (B) the rate obtained by dividing (i) the Eurodollar Base Rate by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to eurocurrency funding required to be maintained by a Federal Reserve System member bank;
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     all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest one-hundredth of one percent (1/100 of 1%).

     "Floating Rate" means the Prime Rate plus the Applicable Margin until maturity whether by acceleration or otherwise. "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by the Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     "Floating Rate Loan" means any Loan under the Credit Facility when and to the extent its interest rate is determined by reference to the Floating Rate.

     "Interest Period" means, with respect to any Eurodollar Loan, a period of one, two, three or six months agreed upon by the Borrower and the Bank, commencing on the Business Day the Loan is made. If the Interest Period would end on a day which is not a Business Day, the Interest Period shall end on the next succeeding Business Day unless that Business Day would fall in the next calendar month, in which case the Interest Period shall end on the immediately preceding Business Day.

     "Loan" and "Loans" are defined in the paragraph entitled "Credit Facility" below.

     "Loan Documents" means this note, the Credit Agreement, and any other documents executed in connection with the Credit Facility.

Credit Facility. The Bank has authorized a credit facility to the Borrower in a principal amount not to exceed the face amount of this note. The credit facility is in the form of loans (each, a "Loan", and, together, the "Loans") made from time to time by the Bank to the Borrower. This note evidences the Borrower's obligation to repay those Loans. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Loan, the amount of each payment on the Loans, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to the Loans. The aggregate principal amount of debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note. Until maturity, the Borrower may borrow, pay down, and reborrow under this note so long as the aggregate principal amount outstanding at any one time does not exceed the face amount of this note.

Credit Agreement. This note evidences a debt under the terms of a Line of Credit Agreement (the "Credit Agreement") between the Bank and the Borrower dated September 26, 2000 and any amendments.

Interest Rates. Each Loan under the Credit Facility may be outstanding as either a Floating Rate Loan or a Eurodollar Loan. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each Floating Rate Loan at the Floating Rate and each Eurodollar Loan at the Eurodollar Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Loan exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

Notice and Manner of Borrowing. The Borrower shall give the Bank written notice (effective upon receipt) of any Loan under the Credit Facility no later than 11:00 a.m. Detroit time, one (1) Business Day before each Floating Rate Loan and three (3) Business Days before each Eurodollar Loan specifying: (A) the date of the Loan, (B) the amount of the Loan, (C) the type of the Loan (Floating Rate Loan or Eurodollar Loan), and (D) in the case of a Eurodollar Loan, the duration of the applicable Interest Period. Each Eurodollar Loan shall be in a minimum amount of $1,000,000.00 All notices under this paragraph are irrevocable. By the Bank's close of business on the date of the Loan and upon fulfillment of the conditions set forth in the Credit Agreement, the Bank shall make the Loan available to the Borrower in immediately available funds by crediting the amount of the Loan to the Borrower's account with the Bank.

Conversion and Renewals. The Borrower may elect from time to time to convert one type of Loan into another or to renew any Loan by giving the Bank written notice no later than 11:00 a.m. Detroit time one (1) Business Day before conversion into a Floating Rate Loan and three (3) Business Days before conversion into or renewal of a Eurodollar Loan, specifying: (A) the renewal or conversion date, (B) the amount of the Loan to be converted or renewed, (C) in the case of conversion, the type of Loan to be converted into (Floating Rate Loan or Eurodollar Loan), and (D) in the case of renewals of or conversion into a Eurodollar Loan, the applicable Interest Period, provided that (i) the minimum principal amount of each Eurodollar Loan outstanding after a renewal or conversion shall be $1,000,000.00 and (ii) a Eurodollar Loan can only be converted on the last day of the Interest Period for the Loan. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the

                            Exhibit 10.10 - Page 2
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renewal or conversion of a Eurodollar Loan by 11:00 a.m. Detroit time three (3)
Business Days before the end of the Interest Period for that Loan, the Loan shall automatically be converted to a Floating Rate Loan on the last day of the Interest Period for the Loan.

Loan-to-Value Ratio. If the unpaid balance of the Liabilities shall at any time exceed an amount equal to 50% of the then book value (as reasonably determined by the Bank) of any securities constituting all or a portion of the Collateral, and such excess continues for five (5) days after notice from the Bank to the Pledgor, the Pledgor shall be in default under this Pledge and the Bank may sell all or any portion of such securities and otherwise exercise any or all of the rights and remedies set forth in this Pledge.

Default/Remedies. If the Pledgor or the Borrower fails to pay any of the Liabilities when due, or if a default exists under the terms of any agreement related to any of the Liabilities, or if the Pledgor dies or fails to observe or perform any term of this Pledge, or if any representation or warranty of the Pledgor contained in this Pledge is untrue in any material respect, or if there is a material change in the financial condition of the Pledgor which the Bank in good faith determines to be materially adverse, then the Bank shall have all of the rights and remedies provided by any law to liquidate or foreclose on and sell the Collateral, including but not limited to the rights and remedies of a secured party under the Uniform Commercial Code. The Pledgor agrees and acknowledges that because of the applicable securities laws, the Bank may not be able to effect a public sale of the Collateral, and sales at a private sale may be on terms and at a price less favorable than if the securities were sold at a public sale. The Pledgor agrees that all private sales made under these circumstances shall be deemed to have been made in a commercially reasonable manner. These rights and remedies shall be cumulative and not exclusive. If the Pledgor is entitled to notice, that requirement will be met if the Bank sends notice at least seven (7) days prior to the date of sale, disposition or other event requiring notice. The proceeds of any sale shall be applied first to costs, then toward payment of the Liabilities, whether or not the Liabilities have been declared to be due and owing; provided that, to the extent any Liabilities consist of extensions of credit to the Borrower by the issuance of letters of credit or other like obligations of the Bank to third parties which have not been utilized, such proceeds shall be held by the Bank in a cash collateral account as security for the Liabilities.

Waivers. The Pledgor waives any right it may have to receive notice of any of the following matters before the Bank enforces any of its rights: (a) the Bank's acceptance of this Pledge, (b) any credit that the Bank extends to the Borrower, (c) the Borrower's default, (d) any demand, or (e) any action that the Bank takes regarding the Borrower, anyone else, any collateral, or any Liability, which it might be entitled to take by law or under any other agreement. No modification or waiver of this Pledge shall be effective unless it is in writing and signed by the party against whom it is being enforced. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver shall affect only the specific terms and time period stated in the Waiver. The Bank shall not be obligated to take any action in connection with any conversion, call, redemption, retirement or any other event relating to any of the Collateral.

Waiver of Subrogation. Until thirteen months after the principal balance of and interest on the Liabilities, even if not covered by this Pledge, shall have been paid in full and the Borrower shall have fully performed all of its obligations to the Bank, the Pledgor expressly waives any and all rights of subrogation, contribution, reimbursement, indemnity, exoneration, implied contract, recourse to security or any other claim (including any claim, as that term is defined in the federal Bankruptcy Code, and any amendments) which the Pledgor may now have or later acquire against the Borrower, any other entity directly or contingently liable for the Liabilities, or against the Collateral arising from the existence or performance of the Pledgor's obligations under this Pledge.

The Pledgor further agrees that such waiver is permanent and shall not be revoked or terminated, in any event, including payment in full of the principal balance of and interest on the Liabilities in the event that proceedings are commenced at any time after execution of this Pledge by or against the Borrower under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction, including the federal Bankruptcy Code. The Pledgor further agrees that should any payments to the Bank on the Liabilities be in whole or in part invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act or code, state or federal law, common law or equitable doctrine, this Pledge and any Collateral shall remain in full force and effect (or be reinstated as the case may be) until payment in full of any such amounts, which payment shall be due on demand.

Representations by Pledgor. Each Pledgor represents: (a) that the execution and delivery of this Pledge and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this Pledge is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Pledgor, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this Pledge and the performance of the obligations it imposes (i) are within

                            Exhibit 10.10 - Page 3
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its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

Notices. Notice from one party to another relating to this Pledge shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or facsimile number set forth under its name by any of the following means: (a) hand delivery, (b) registered or certified mail postage prepaid, (d) Federal Express, Purolator Courier or like overnight courier service, or (e) telecopy, facsimile or other wire transmission with request for assurance of receipt in a manner typical with respect to communications of that type. Notice made in accordance with this section shall be deemed delivered on receipt if delivered by hand or wire transmission, on the third business day after mailing if mailed by first class, registered or certified mail or on the next business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier. Notwithstanding the foregoing, notice of termination of this Pledge shall be deemed received only upon the receipt of actual written notice by the Bank in accordance with the paragraph above labeled "Continued Reliance."

Miscellaneous. The Pledgor consents to (a) any extension, postponement, renewal, modification and amendment of any Liability, (b) the release or discharge of all or any part of any security for the Liabilities, and (c) the release or discharge or suspension of any rights and remedies against any person who may be liable for the Liabilities. The Bank does not have to look to any other right, any other collateral or any other person for payment before it exercises its rights under this Pledge. The Pledgor's obligations to the Bank under this Pledge are not subject to any condition, precedent or subsequent, and shall not be released or affected by any change in the composition or structure of the Borrower or Pledgor, including a merger or consolidation with any other person or entity. If this Pledge is signed by more than one person, all shall be jointly and severally bound. This Pledge is binding on the Pledgor and its heirs, successors and assigns, and is for the benefit of the Bank and its successors and assigns. This Agreement is governed by Michigan law. The use of section headings shall not limit the provisions of this Pledge.

Waiver of Jury Trial. The Bank and the Pledgor knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Pledgor.



Dated: _____________________

Address:                                 Pledgor:

51 East Main Street                      Macatawa Bank Corporation
Zeeland, MI 49464

                                                /s/ Benj A. Smith III
                                         -------------------------------------
                                         By:  Benj A. Smith III, Chairman

                            Exhibit 10.10 - Page 4